Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Perpetual Americas Funds Trust of our report dated November 20, 2023, relating to the financial statements and financial highlights, which appears in TSW Emerging Markets Fund’s, TSW High Yield Bond Fund’s and TSW Large Cap Value Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

January 26, 2024